Ligand Reports Third Quarter 2025 Financial Results and Raises Guidance

Third quarter performance driven by strong portfolio royalty revenue growth of 47%

2025 full year revenue guidance increased to $225 million - $235 million (previously $200 million - $225 million) and adjusted earnings per diluted share1 increased to $7.40 - $7.65 (previously $6.70 - $7.00)

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., November 6, 2025 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and nine months ended September 30, 2025, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the results and answer questions.
“We are pleased to report an increase in our financial guidance for the second time this year, as a result of the continued strength and momentum of our growing commercial royalty portfolio,” said Todd Davis, CEO of Ligand. “This was a pivotal quarter for Ligand. We successfully completed a convertible debt financing, providing us with additional resources to pursue strategic investment opportunities that support our growth initiatives. Additionally, I’m proud of our investment team’s ability to create superior returns through transactions such as the strategic merger of Pelthos with Channel Therapeutics, which has driven substantial value creation for our shareholders.”
Third Quarter 2025 Financial Results
Total revenues and other income for the third quarter of 2025 were $115.5 million, compared with $51.8 million for the same period in 2024, with the 123% increase primarily driven by higher royalty revenue, $24.5 million income associated with the out-license of Zelsuvmi, and a $28.6 million gain on the sale of the Pelthos business. Royalties for the third quarter of 2025 were $46.6 million, compared with $31.7 million for the same period in 2024, with the 47% increase primarily attributable to royalties earned on Travere Therapeutics’ Filspari, Merck/Verona Pharma’s Ohtuvayre and Recordati’s Qarziba. Captisol® sales were $10.7 million for the third quarter of 2025, compared with $6.3 million for the same period in 2024, with the change due to the timing of customer orders. Contract revenue and other income was $58.2 million for the third quarter of 2025, compared with $13.8 million for the same period in 2024, with income from the Pelthos transaction being the main driver of the increase.
Cost of Captisol for the third quarter of 2025 was $3.8 million, compared with $2.4 million for the same period in 2024, with the change due to an increase in Captisol sales. Amortization of intangibles was $8.1 million for the third quarter of 2025, compared with $8.3 million for the same period in 2024. Research and development expenses were $21.0 million for the third quarter of 2025, compared with $5.7 million for the same period in 2024, with the increase primarily attributable to a $17.8 million one-time charge in connection with our previously announced royalty financing agreement with Orchestra BioMed to fund its late-stage partnered cardiology programs, which was accounted for as a research and development funding agreement under ASC 730-20, Research and Development Arrangements. General and administrative expenses were $28.4 million for the third quarter of 2025, compared with $24.5 million for the same period in 2024, with the increase primarily attributable to transaction costs in connection with the Pelthos transaction.
1 A reconciliation of forward-looking non-GAAP core adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our core adjusted earnings per diluted share.

GAAP net income was $117.3 million, or $5.68 per diluted share for the third quarter of 2025, compared with GAAP net loss of $7.2 million, or $0.39 per share, for the same period in 2024. Adjusted net income for the third quarter of 2025 was $63.8 million, or $3.09 per diluted share, compared to $35.3 million, or $1.84 per diluted share, for the same period in 2024. The increase in adjusted net income was driven primarily by the increase in revenue and income from the Zelsuvmi out-license. Adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income (loss) to adjusted net income.
As of September 30, 2025, Ligand had cash, cash equivalents, and short-term investments of $664.5 million.
Year-to-Date Financial Results
Total revenues and other income for the nine months ended September 30, 2025 were $208.4 million, compared with $124.3 million for the same period in 2024, with the 68% increase primarily driven by higher royalty revenue, $24.5 million income associated with the out-license of Zelsuvmi, and a $28.6 million gain on the sale of the Pelthos business. Royalties for the nine months ended September 30, 2025 were $110.5 million, compared with $74.0 million for the same period in 2024, with the 49% increase primarily attributable to royalties earned on Travere Therapeutics’ Filspari, Merck/Verona Pharma’s Ohtuvayre and Recordati’s Qarziba. Captisol sales were $32.4 million for the nine months ended September 30, 2025, compared with $23.0 million for the same period in 2024, with the change due to the timing of customer orders. Contract revenue and other income was $65.5 million for the nine months ended September 30, 2025, compared with $27.4 million for the same period in 2024, with income from the Pelthos transaction being the main driver of the increase.
Cost of Captisol was $11.6 million for the nine months ended September 30, 2025, compared with $8.2 million for the same period in 2024, with the change due to an increase in Captisol sales. Amortization of intangibles was $24.6 million for the nine months ended September 30, 2025, compared with $24.7 million for the same period in 2024. Research and development expenses were $77.7 million for the nine months ended September 30, 2025, compared with $17.0 million for the same period in 2024, with the increase primarily attributable to a $44.3 million one-time charge in connection with our previously announced royalty financing agreement with Castle Creek Biosciences to fund the Phase 3 clinical study of D-Fi (FCX-007) and a $17.8 million one-time charge in connection with our previously announced royalty financing agreement with Orchestra BioMed to fund its late-stage partnered cardiology programs, which were accounted for as research and development funding arrangements under ASC 730-20. General and administrative expenses were $67.4 million for the nine months ended September 30, 2025, compared with $53.0 million for the same period in 2024, with the increase primarily attributable to transaction costs incurred in connection with the Pelthos transaction. There was no impairment on financial royalty assets for the nine months ended September 30, 2025. Financial royalty assets impairment was $26.5 million for the nine months ended September 30, 2024 primarily due to the impairment loss related to Takeda’s soticlestat missing its Phase 3 clinical trial primary endpoint of reducing the frequency of convulsive seizures for patients with Dravet Syndrome.
GAAP net income was $79.7 million, or $3.95 per diluted share for the nine months ended September 30, 2025, compared with $27.1 million, or $1.46 per diluted share, for the same period in 2024. Core adjusted net income for the nine months ended September 30, 2025 was $122.4 million, or $6.07 per diluted share, compared to $83.0 million, or $4.46 per diluted share, for the same period in 2024. Core adjusted net income excluded gains from the sale of Viking Therapeutics common stock during the nine months ended September 30, 2024. Ligand did not sell any shares of Viking Therapeutics common stock during the nine months ended September 30, 2025. The increase in adjusted net income was driven primarily by the increase in royalty revenue and the Zelsuvmi out-license income. Adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income to adjusted net income.
2025 Financial Guidance
Ligand is increasing its 2025 full year financial guidance. The Company now expects total core revenue of $225 million to $235 million (previously $200 million to $225 million) and core adjusted earnings per diluted share1 of $7.40 to $7.65 (previously $6.70 to $7.00).
Royalties are now anticipated to be in the range of $147 million to $157 million (previously $140 million to $150 million). Sales of Captisol are expected to be $40 million (previously $35 million to $40 million) and core contract revenue is anticipated to be $38 million (previously $25 million to $35 million).
Third Quarter 2025 and Corporate Highlights
2030 Convertible Senior Notes Offering

On August 14, 2025, Ligand completed its offering of 0.75% convertible senior notes due 2030. The aggregate principal amount of the notes sold was $460 million, which includes the full exercise of the option by the initial purchasers.
The net proceeds were approximately $445 million after fees and expenses. Of that amount, Ligand used approximately $46 million of the proceeds to enter into a call spread overlay, comprised of convertible note hedge and warrant transactions and approximately $15 million to repurchase approximately 100,000 shares of Ligand common stock at a price of approximately $147 per share. Ligand expects to use the remaining net proceeds from the offering for general corporate purposes. The convertible note hedge transactions reduce the potential for dilution upon conversion. As a result of the warrants transactions, there will be no dilution to Ligand’s stock until the share price exceeds $294.02 per share.
New Royalty Investments
On September 25, 2025, Ligand purchased the global royalty rights to AT220, an Arestat®-enhanced biosimilar product marketed by a global pharmaceutical company, and all potential milestone and technology access fees related to AT292, now Sanofi's SAR447537, from Arecor Therapeutics plc. Ligand paid Arecor $7 million in cash at closing and has committed an additional $4 million, which is payable upon the achievement of certain commercial milestones related to AT220 and AT292.
On August 4, 2025, Ligand invested $25 million in strategic capital to fund Orchestra BioMed’s late-stage partnered cardiology programs with an additional $15 million to be funded, subject to certain conditions precedent, at the nine-month anniversary of the transaction closing date. Ligand’s investment included a $20 million cash payment and a $5 million equity investment. Ligand is entitled to a low-double-digit royalty on the first $100 million in commercial revenues from Orchestra’s AVIM therapy and Virtue SAB programs in all indications and a mid-single-digit royalty on annual revenues exceeding $100 million in commercial revenues from AVIM therapy in the uncontrolled hypertension and increased cardiovascular risk indication and Virtue SAB in coronary artery disease indications.
Portfolio Updates
Filspari
On October 24, 2025, Renalys Pharma and Chugai Pharmaceutical Company announced a definitive stock purchase agreement, under which Chugai will acquire Renalys. Renalys is advancing sparsentan in Japan and has completed primary endpoint data collection in its Phase 3 clinical trial of sparsentan for IgA nephropathy, with topline results expected in Q4 2025. Renalys will proceed with analyses of efficacy and safety data, as well as comparisons with global Phase 3 trial results, in preparation for the submission of a New Drug Application (NDA).
As part of the transaction, Chugai will gain exclusive rights to develop and commercialize sparsentan in Japan, South Korea and Taiwan.
On September 26, 2025, CSL Vifor and Travere announced support of the recent publication of the updated Kidney Disease: Improving Global Outcomes (KDIGO) clinical practice guidelines for the treatment of IgAN. Within the guidelines it is mentioned that treatment with Filspari, may be an appropriate first-line approach to manage the responses of IgAN-induced nephron loss in contrast to the RASi-first approach. The guidelines also highlight Filspari as the only therapy with proven efficacy compared to optimized RASi in clinical trials.
On August 27, 2025, Travere announced that the U.S. Food and Drug Administration (FDA) has approved updated Risk Evaluation and Mitigation Strategy (REMS) labeling for Filspari. The update reduces the frequency of liver function monitoring during the first year of treatment from once a month to once every three months and removes the embryo-fetal toxicity (EFT) monitoring requirement from the REMS.
Qtorin rapamycin
On September 24, 2025, Palvella announced the expansion of its Qtorin rapamycin 3.9% anhydrous gel (Qtorin rapamycin) development program into clinically significant angiokeratomas. Clinically significant angiokeratomas are superficial vascular malformations of lymphatic origin that can cause bleeding, pain, functional impairment, and risk of infection, with no tendency for spontaneous regression. Despite the substantial disease burden, there are currently no FDA-approved treatments available for clinically significant angiokeratomas. Palvella plans to meet with the FDA in the first half of 2026 to discuss the proposed design of a Phase 2 study. Study initiation is anticipated in the second half of 2026.

On September 15, 2025, Palvella announced the successful completion of enrollment in TOIVA, a Phase 2 trial of Qtorin rapamycin for the treatment of cutaneous venous malformations (cutaneous VMs). The Phase 2 trial enrolled 16 subjects at leading vascular anomaly centers. Top-line results from TOIVA are expected in mid-December 2025.
Other Program Updates
On October 27, 2025, Orchestra BioMed announced enrollment of the first patients in the Virtue Trial. This is a U.S. investigational device exemption pivotal study comparing Orchestra's highly differentiated Virtue SAB to the AGENT paclitaxel-coated balloon, currently the only drug-coated balloon that is FDA approved for a coronary indication
On October 22, 2025, Sanofi announced positive results from the global ElevAATe Phase 2 study, showing that efdoralprin alfa (SAR447537, formerly known as INBRX-101) met all primary and key secondary endpoints in patients with alpha-1 antitrypsin deficiency emphysema.
On October 20, 2025, Sanofi announced the FDA accepted for expedited review the supplemental biologics license application for Tzield (teplizumab) to delay the progression of stage 3 type 1 diabetes in adults and pediatric patients eight years of age and older recently diagnosed with stage 3 type 1 diabetes. The FDA also nominated Tzield for the Commissioner’s National Priority Voucher (CNPV) pilot program. The new CNPV process aims to shorten the standard 10 to 12 month timeline to one to two months. Tzield is currently approved to delay the onset of stage 3 type 1 diabetes in adults and children eight years and older diagnosed with stage 2 type 1 diabetes.
On October 8, 2025, SQ Innovation announced that the FDA approved its drug-device combination Lasix® ONYU (furosemide injection), a novel drug-device combination for the treatment of edema (due to fluid overload) in adult patients with chronic heart failure. Lasix ONYU provides a novel high-concentration formulation of furosemide combined with a state-of-the-art small Infusor for treatment at home. Captisol is a key part of the Lasix ONYU formulation. Lasix ONYU is the 17th Captisol enabled approved product and Ligand is entitled to milestone payments, a low-single-digit royalty, and revenue from material sales.
On October 7, 2025, Merck announced the completion of the Verona Pharma acquisition. Verona is now a wholly-owned subsidiary of Merck. Ohtuvayre, a first-in-class maintenance treatment for chronic obstructive pulmonary disease, is now part of Merck’s portfolio of treatments for patients with cardio-pulmonary disease.
On September 9, 2025, Agenus announced that the French National Agency of Medicines and Health Product Safety's (ANSM) granted reimbursed compassionate access for Agenus’ investigational combination botensilimab plus balstilimab (Bot/Bal) in refractory microsatellite-stable (MSS) metastatic colorectal cancer. The ANSM listings for Bot/Bal are live and include eligibility (including MSS and no active liver metastases) and dosing. Bot/Bal remains investigational and is not approved for commercial marketing in France or elsewhere.
On July 10, 2025, Pelthos announced the launch of Zelsuvmi, for the treatment of molluscum contagiosum (molluscum) in adults and pediatric patients one year of age and older. Zelsuvmi received a Novel Drug designation from the FDA in January 2024 and is the first and only prescription therapy approved for use at home by patients, parents, and caregivers to treat molluscum infections, a highly contagious viral skin condition.
Adjusted Financial Measures
The Company reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. The Company also reports a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. The Company also reports core revenues and core contract revenue which excludes Covid-19 related Captisol sales in 2022 and gains associated with the sales of Pelthos to Channel Therapeutics in Q3 2025, except the Zelsuvmi out-license component, as it represents a core element of the Company's value creation strategy. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and non-GAAP adjusted financial measures included at the end of this press release. A reconciliation of forward-looking non-GAAP core revenue, adjusted earnings per diluted share, and core contract revenue to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculations of our adjusted earnings per diluted share, which we expect to have a significant impact on our future GAAP financial results.
Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss results and answer questions. To participate via telephone, please dial (800) 715-9871 using the conference ID 3661098. International participants outside of Canada may use the toll number +1(646) 307-1963. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty generating technology IP platform technologies. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL™ platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X and LinkedIn.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners and other commercialization and marketing efforts; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2025 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2025; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of their agreements or the development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Filspari, a Travere Therapeutics product, Ohtuvayre, a Verona Pharma product, and QTORIN rapamycin, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
References to “Ligand,” the “Company,” “we,” “our” and similar expressions include Ligand Pharmaceuticals Incorporated and our wholly-owned subsidiaries.
Contacts:
Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761
Media:
Kellie Walsh
media@ligand.com
(914) 315-6072
[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues and other income:
Revenue from intangible royalty assets	$40,161	$26,552	$91,832	$67,512
Income from financial royalty assets	6,425	5,157	18,640	6,454
Royalties	46,586	31,709	110,472	73,966
Captisol	10,672	6,255	32,419	22,967
Income from Pelthos transaction - Zelsuvmi out-license	24,503	—	24,503	—
Income from Pelthos transaction - gain on the sale of the Pelthos business	28,569	—	28,569	—
Other	5,131	13,848	12,458	27,388
Contract revenue and other income	58,203	13,848	65,530	27,388
Total revenues and other income	115,461	51,812	208,421	124,321
Operating costs and expenses:
Cost of Captisol	3,801	2,449	11,557	8,237
Amortization of intangibles	8,097	8,258	24,612	24,701
Research and development	21,019	5,675	77,671	17,000
General and administrative	28,446	24,475	67,422	53,049
Financial royalty assets impairment	—	—	—	26,491
Fair value adjustments to partner program derivatives	(833)	7,812	—	7,812
Total operating costs and expenses	60,530	48,669	181,262	137,290
Income (loss) from operations	54,931	3,143	27,159	(12,969)
Non-operating income and expenses:
Gain (loss) from short-term investments	7,798	2,407	(3,630)	98,923
Gain (loss) from change in fair value of equity-method investments and other investments	75,887	(3,029)	75,887	(34,601)
Interest income, net	2,964	606	4,336	3,970
Other non-operating expense, net	(443)	(9,466)	(1,572)	(13,605)
Total non-operating income (expenses), net	86,206	(9,482)	75,021	54,687
Income (loss) before income taxes	141,137	(6,339)	102,180	41,718
Income tax expense	(23,864)	(833)	(22,511)	(14,662)
Net income (loss)	$117,273	$(7,172)	$79,669	$27,056

Basic net income (loss) per share	$5.99	$(0.39)	$4.11	$1.50
Shares used in basic per share calculation	19,578	18,419	19,367	18,061

Diluted net income (loss) per share	$5.68	$(0.39)	$3.95	$1.46
Shares used in diluted per share calculation	20,629	18,419	20,170	18,574

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$664,522	$256,165
Accounts receivable, net	57,560	38,376
Inventory	11,900	14,114
Short-term portion of financial royalty assets, net	12,416	10,025
Income taxes receivable	536	4,073
Other current assets	6,986	8,806
Total current assets	753,920	331,559

Goodwill and other intangible assets, net	335,076	371,898
Long-term portion of financial royalty assets, net	206,332	185,024
Noncurrent derivative assets	9,351	10,583
Property and equipment, net	3,466	15,133
Lease right-of-use assets	7,609	9,673
Equity method investments	42,000	—
Other investments	106,721	10,908
Deferred income taxes, net	9,526	72
Other assets	2,771	6,924
Total assets	$1,476,772	$941,774

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$27,763	$33,139
Income taxes payable	1,284	1,199
Current contingent liabilities	268	206
Current operating lease liabilities	1,089	1,266
Other current liabilities	135	1,302
Total current liabilities	30,539	37,112

Long-term contingent liabilities	3,569	3,475
Long-term operating lease liabilities	4,415	5,815
Long-term portion of 2030 convertible senior notes, net	445,493	—
Deferred income taxes, net	22,673	32,524
Other long-term liabilities	19,912	32,409
Total liabilities	526,601	111,335

Total stockholders’ equity	950,171	830,439
Total liabilities and stockholders’ equity	$1,476,772	$941,774

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$117,273	$(7,172)	$79,669	$27,056
Adjustments:
Share-based compensation expense	14,746	15,171	32,579	33,565
Non-cash interest expense(1)	447	647	2,263	1,938
Amortization of intangible assets	8,097	8,258	24,612	24,701
Amortization of financial royalty assets(2)	4,327	2,763	11,069	6,987
Change in contingent liabilities(3)	(456)	(207)	1,475	993
Pelthos operating loss	—	5,647	13,212	16,493
Loss (gain) from short-term investments	(7,798)	(2,407)	3,630	(98,923)
Realized (loss) gain from short-term investments	(2)	(44)	(22)	59,918
Transaction costs	4,815	—	4,815	—
Provision for current expected credit losses on financial royalty assets	26	797	(724)	(3,463)
Impairment of financial royalty assets(4)	—	—	—	26,491
Loss from equity method investment in Primrose Bio	—	1,194	—	5,763
R&D funding expenses	18,659	725	64,686	725
(Gain) loss from derivative assets	(111)	16,351	134	14,655
(Gain) loss from change in fair value of equity-method investments and other investments(5)	(75,887)	3,029	(75,887)	34,601
Income from Pelthos transaction - gain on the sale of the Pelthos business(6)	(28,569)	—	(28,569)	—
Other(7)	166	—	(1,612)	349
Income tax effect of adjusted reconciling items above	9,359	(9,092)	(6,862)	(21,680)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	426
Excess tax benefit (shortfall) from share-based compensation (8)	(1,260)	(337)	(2,073)	226
Adjusted net income	63,832	35,323	122,395	130,821
Realized gains from sales of VKTX stock, net of tax	—	—	—	(47,857)
Core adjusted net income	$63,832	$35,323	$122,395	$82,964

Total revenues and other income	$115,461	$51,812	$208,421	$124,321
Less: Income from Pelthos transaction - gain on the sale of the Pelthos business(6)	(28,569)	—	(28,569)	—
Core revenues and other income	$86,892	$51,812	$179,852	$124,321

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share	$5.68	$(0.39)	$3.95	$1.46
Adjustments:
Share-based compensation expense	0.71	0.79	1.62	1.81
Non-cash interest expense(1)	0.02	0.03	0.11	0.10
Amortization of intangible assets	0.39	0.43	1.22	1.33
Amortization of financial royalty assets(2)	0.21	0.14	0.55	0.38
Change in contingent liabilities(3)	(0.02)	(0.01)	0.07	0.05
Pelthos operating loss	—	0.29	0.66	0.89
Loss (gain) from short-term investments	(0.38)	(0.13)	0.18	(5.33)

Realized gain from short-term investments	—	—	—	3.23
Transaction costs	0.23	—	0.24	—
Provision for current expected credit losses on financial royalty assets	—	0.04	(0.04)	(0.19)
Impairment of financial royalty assets(4)	—	—	—	1.43
Loss from equity method investment in Primrose Bio	—	0.06	—	0.31
R&D funding expenses	0.90	0.04	3.21	0.04
(Gain) loss from derivative assets	(0.01)	0.85	0.01	0.79
(Gain) loss from change in fair value of equity-method investments and other investments(5)	(3.68)	0.16	(3.76)	1.86
Income from Pelthos transaction - gain on the sale of the Pelthos business(6)	(1.38)	—	(1.42)	—
Other(7)	0.02	(0.02)	(0.08)	0.02
Income tax effect of adjusted reconciling items above	0.46	(0.49)	(0.35)	(1.17)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	0.02
Excess tax benefit (shortfall) from share-based compensation(8)	(0.06)	(0.02)	(0.10)	0.01
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.07	—	—
Adjusted diluted net income per share	3.09	1.84	6.07	7.04
Realized gains from sales of VKTX stock, net of tax	—	—	—	(2.58)
Core adjusted diluted net income per share	$3.09	$1.84	$6.07	$4.46

GAAP - weighted average number of common shares - diluted	20,629	18,419	20,170	18,574
Shares excluded due to anti-dilutive effect on GAAP net loss	—	735	—	—
Adjusted weighted average number of common shares - diluted	20,629	19,154	20,170	18,574

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility.
(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to the discontinuation of Takeda’s soticlestat program.
(5) Amounts in the third quarter of 2025 and nine months ended September 30, 2025 represent 75.9 million gain from change in fair value of equity-method investment in Pelthos and Pelthos Series A Preferred Shares. Amounts in the third quarter of 2024 and nine months ended September 30, 2024 represent a downward adjustment of $25.8 million in the price of the Primrose Bio Series A Preferred Shares and a $5.8 million impairment charge to our equity method investment in Primrose Bio due to Primrose Bio’s Series B preferred stock offering and a $3.0 million full impairment to our investment in Neuritek Warrant.
(6) During the third quarter of 2025, the Company recognized $53.1 million in total income related to the divestiture of its Pelthos subsidiary. This included $24.5 million associated with the out-license of Zelsuvmi and a $28.6 million gain on the sale of the business. The full $53.1 million is reported in contract revenue and other income. For purposes of adjusted net income, management included $24.5 million, which represents the estimated standalone value of the out-license component as core revenue and other income. The remaining $28.6 million, related to the gain on the sale of the business, has been excluded. Management believes this presentation enhances transparency and comparability by aligning the license-related economics with the Company’s recurring operations and long-term value creation strategy.
(7) Amounts primarily relate to loss on other investments, restructuring costs and other.
(8) Excess tax benefit (shortfall) from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.

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